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                                                                   EXHIBIT 10.23

                  INTERNATIONAL PURCHASE AND LICENSE AGREEMENT


This Product Sales Agreement (the "Agreement") is made effective this
                                                                     --------
day of        1996, by and between:
      --------

NEWBRIDGE NETWORKS INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Newbridge"), with its principal office at 593 Herndon Parkway, Herndon, Virginia 22070, and

International Exchange Networks, Ltd., a corporation organized and existing
-------------------------------------
under the laws of the State of Delaware, with its principal office at Wall
                               --------
Street Plaza, 88 Pine St., 15th Floor, New York, New York, 10005, by and on behalf of itself and its affiliates listed on Exhibit A (hereinafter collectively called "Customer"). For purposes hereof, affiliates shall be defined as entities which control, are controlled by or are under common control with International Exchange Networks, Ltd.

WHEREAS, Newbridge desires to sell hardware and license software products (hereinafter "Products") to Customer and perform the related installation and support services (hereinafter "Services") ordered by Customer; and

WHEREAS, Customer desires to purchase and/or license Products for its own use in accordance with the terms of this Agreement;

NOW THEREFORE, in consideration of the mutual premises and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do mutually covenant and agree as follows:

1.   TERM

This Agreement shall remain in effect for an initial period of two (2) years from its effective date, unless otherwise terminated pursuant to Article ___________ herein. Thereafter, it shall remain in effect for successive one (1) year terms, as established by written acknowledgments exchanged by the parties prior to the end of each successive one (1) year term, unless terminated by either party upon at least ninety (90) days prior written notice. Notwithstanding the expiration or termination of this Agreement, Article 8, (Warranties), Article 11, (Patent, Copyright and Trade Secret Infringement), and
Article 17 (Confidentiality), shall survive such termination or expiration.

2.   GOVERNING TERMS AND CONDITIONS OF SALE, LICENSE AND SERVICES

1. The terms and conditions of this Agreement constitute the exclusive and binding agreement between the parties concerning the purchase of the Products, the licensing of the software, and the performance of services ordered from Newbridge. The goods and/or services set forth on Customer's purchase order shall be supplied subject only to these terms and conditions, or such amended terms and conditions as the parties may mutually agree upon in writing,
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     notwithstanding any contrary terms contained in any purchase order issued by Customer and accepted by Newbridge.

2. All software provided pursuant to this Agreement shall be licensed to Customer subject to the terms set forth in the "shrink-wrap" license packed with the Product or, as applicable, the terms of Newbridge's End User Software License. The terms of said Newbridge End User Software License are set forth in Exhibit B herein and are hereby incorporated into this Agreement by reference.

3. Unless the parties have executed an appropriate maintenance or service agreement, all such work not covered by the Warranty or other terms of this Agreement shall be performed at, and in accordance with, Newbridge's then current time, expense and materials rates, terms and policies. Such current rates, terms and policies, may be subject to change, unless a formal Newbridge quotation is requested and provided for specific work and such work is scheduled within the term of the quotation's validity. Copies of current applicable rates, terms and policies will be provided upon request.

4. If Customer orders installation services from Newbridge, Newbridge will perform the same in a good and workmanlike manner, in accordance with all applicable codes and regulations and according to a mutually agreeable installation schedule. Installation shall include the performance of Newbridge's standard suite of on-site tests to ensure performance of the Product in accordance with its applicable specifications and documentation.

3.   ACCEPTANCE OF ORDERS BY NEWBRIDGE

1. All Purchase Orders must originate from Customer's US corporate office as listed above and must be sent to Newbridge's regional office location specified below. Newbridge reserves the right to reject orders from Customer for reasonable cause, subject to the terms and conditions of this Agreement. All orders are conditioned upon the execution and delivery of a Guaranty of the payment obligations due under this Agreement by IPC Information Systems, Inc. and are subject to acceptance by Newbridge's regional office in Herndon, Virginia. Within five (5) business days after receipt of the written order from Customer at Newbridge's Herndon, Virginia office, Newbridge shall notify Customer of acceptance or rejection of the order, and if rejected, the reasons therefor. The ordering address is as follows:

                    Newbridge Networks Inc.
                    593 Herndon Parkway
                    Herndon, VA 22070
                    TEL: 703-834-3600

2. It is expressly agreed that all orders received from Customer under this Agreement for subsequent delivery of the Products outside of the United States will be subject to all applicable export/import laws and regulations imposed or administered by the US Department of Commerce (or other appropriate Governmental Agency) and/or the Country
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     of final destination, including but not limited to the export/import of technical data, equipment, software and know how. In addition to the above laws, certain Countries, including but not limited to, Brazil, Peru, China, Korea and/or the former Soviet Union, impose separate local import requirements and all orders which require shipment of the products to such Countries must be approved in advance by Newbridge.

3. Customer may purchase Products and Services hereunder by means of written purchase orders referencing this Agreement. Purchase orders may also be placed by facsimile, followed by a written original document within five
     (5) working days. Stenographic, typographical and clerical errors are subject to correction within a reasonable period of time. This Agreement does not constitute a purchase order.

4.   PRICING / PAYMENT

1. Pricing for the Products shall be in accordance with the price list set forth in Exhibit C. Customer acknowledges that the purchase price will be determined by the ultimate Regional location in which the Products will be installed, (i. e. orders for Products to be installed in the Asia Pacific Region will be based on the Asia Pacific Price list).

2. Payment terms for all Products shall be Net Thirty (30) days from receipt of invoice, which date shall not precede the latter of the date requested for receipt or the date of actual receipt of the Product unless Customer and Newbridge otherwise agree in writing.

3. Installation charges, if applicable, are invoiced after completion of Newbridge's installation activities. Payment terms for all installation charges shall be Net Thirty (30) days from the date of completion of installation.

4. All prices quoted are payable in US funds and shall be exclusive of taxes (including without limitation any added value, use, sales, or similar tax).Customer shall pay any and all such taxes, except for taxes imposed on Newbridge's income, and shall hold Newbridge harmless therefrom, provided that if Newbridge, at its sole discretion, chooses to make any such payment, Customer shall reimburse Newbridge in full. All transactions pursuant to this Agreement shall be considered taxable unless Customer provides Newbridge with appropriate verification of exemption. All prices quoted shall likewise be exclusive of any import duties or any other charges imposed by the country of final destination upon shipments from Newbridge to Customer.

5. Prices quoted are for Product only and do not confer upon Customer any rights to Newbridge's technical data or proprietary information of any kind, except as specifically set forth in such applicable software license agreements as may be executed between the parties. Prices quoted do not contemplate packaging other than Newbridge's normal commercial packaging unless expressly agreed to in writing by Newbridge.

5.   SHIPPING AND RISK OF LOSS
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1.   To US Locations

     All US orders shall be shipped F.O.B. Origin; transportation charges shall be at the expense of Customer, and separately billed. Newbridge reserves the right to select the means of transportation and routing unless otherwise advised. Title to the hardware Products and risk of loss for all Products shall pass to the Customer upon delivery by Newbridge to the carrier.

2.   To Non-US Locations

     Delivery of the Products hereunder will be FCA, Newbridge shipping point (in accordance with INCOTERMS, 1990) with freight and insurance charges (if insurance is separately obtained by Newbridge through the carrier) prepaid by Newbridge and added to the invoice. Title to the hardware Products and risk of loss for all Products shall pass to the Customer upon delivery by Newbridge to the carrier. Customer will be responsible for payment of duties, taxes (including any VAT) and other official charges payable on importation as well as the costs and risks of carrying out customs formalities, including the completion of all necessary import licenses and any risks and costs which may arise if any customs formalities, for any reason, are not, or cannot be completed.

6.   TERMINATION

1. The occurrence of any of the following acts or events shall constitute a material breach of this Agreement and shall be cause for the affected party to terminate this Agreement or any purchase order issued in accordance herewith:

     (1) Newbridge fails to ship or install the Product within thirty (30) days of the scheduled shipment date, unless delayed by reason of Force Majeure.

     (2) Either party fails to substantially perform any of its other material obligations under this Agreement and does not cure such failure within thirty (30) days of written notice of the same. If the party whose breach has been claimed fails to cure such breach within the allotted time, the other party may terminate any undelivered purchase order issued or accepted hereunder, or this entire Agreement, without further delay. In the event of such termination by Customer, Customer shall be obligated to pay only the contract price for conforming Product delivered prior to the effective date of termination.

     (3) Either party becomes insolvent, admits in writing its inability to pay its debts as they mature, files an involuntary petition of bankruptcy, makes an assignment for the benefit of creditors or has petition under any bankruptcy laws filed against it and such petition is not dismissed within thirty (30) days.

     (4) Customer assigns this Agreement or any purchase order hereunder without prior written consent of Newbridge, which consent shall not be unreasonably withheld.
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2.   Customer may terminate this Agreement and/or any purchase order issued hereunder for any reason of its own convenience upon no less than thirty
     (30) days prior written notification to Newbridge. Customer's maximum liability to Newbridge for such termination shall be:

     (1) Any unpaid balance for conforming Product ordered by Customer and delivered to Customer prior to Newbridge's receipt of the termination notice.

     (2) A restocking charge not to exceed twenty percent (20%) of the purchase price of the terminated order, excluding software and services.

     (3) Any direct costs Newbridge may have incurred in the course of fulfilling Customer's requirements for a specific purchase order(including but not limited to the ordering of third-party equipment and services). Such costs will be reimbursed provided they are reasonable and are submitted to Customer within thirty (30) days after receipt of the purchase order cancellation.

7.   FORCE MAJEURE

Except for the payment of funds, neither Newbridge nor Customer shall be liable for any failure or delay in performing its obligations hereunder during any period in which such performance is prevented or delayed by causes beyond its reasonable control, including without limitation, flood, war, embargo, strike or other labor dispute, riot, or the intervention of any government authority.

8.   WARRANTIES

8.1  HARDWARE PRODUCT WARRANTY

1.   Newbridge warrants the following with respect to the Hardware Product:

          (1) that the Hardware Product is free from defects in material and workmanship;

          (2) that upon payment in full all Hardware Product shall be delivered free and clear of liens, claims or encumbrances of any kind.

2. (1) For Products purchased and installed in the United States, the above warranties shall extend to the Customer for the 3624 and 3630 series Hardware Product for a period of sixty (60) months from the date of shipment; the above warranties shall extend to the Customer for all other Hardware Product for a period of fourteen (14) months from the date of shipment.

     (2). For Products installed outside of the United States, the above warranties shall extend to the Customer for all Hardware Products for a period of fourteen (14) months from the date of shipment.
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3.   With respect to products sold but not manufactured by Newbridge, Newbridge will assign to Customer all warranties allowed by the manufacturer.

4. If Newbridge installs the Hardware Product in the United States, Newbridge will warrant the installation against defects in material and workmanship for a period of sixty (60) days from the date of installation and provide all parts and on-site labor (including transportation costs of Newbridge's technician(s)) necessary to restore the Hardware Product to proper operating condition at no charge to Customer. The warranty period for repair parts and labor and for replaced Hardware Product shall be the remainder of the original warranty period for the repaired or replaced item or ninety (90) days, whichever is greater.

5. Except as specifically provided under section D above, Newbridge's liability under warranty shall be limited to either repair or replacement of the defective Product in accordance with Article 9 below. Newbridge shall incur no obligation under this warranty if (i) the allegedly defective Product is returned to Newbridge more than thirty (30) days after the expiration of the applicable warranty period, or if (ii) Newbridge's verifiable tests disclose that the alleged defect is not due to defects in material or workmanship.

8.2  LIMITED SOFTWARE WARRANTIES

Newbridge warrants for a period of 90 days from the date of shipment that the Licensed Software as originally shipped to Customer, when used in accordance with the user manual supplied with the Licensed Software, will operate substantially in accordance with applicable functional descriptions set forth in such manual. Newbridge's sole liability and Customer's sole remedy pursuant to this warranty shall be Newbridge's good faith efforts to rectify the nonconformity or, if after repeated efforts Newbridge is unable to rectify the non-conformity, Newbridge shall accept return of the Licensed Software and shall refund to Customer all amounts paid to Newbridge in respect thereof. This warranty is available only once in respect of any Licensed Software, and is not renewed by the payment of fees for additional equivalent nodes or other increased or enhanced use.

8.3  REPAIR SERVICE AND MAINTENANCE WARRANTY

The maintenance and repair services provided under this agreement shall be performed in a workmanlike manner, using qualified maintenance technicians, familiar with the product and its operation and, upon timely payment in full, no liens or encumbrances shall accrue from the performance of the maintenance or repair services provided hereunder. In the event that, within ninety (90) days from the provision of any service hereunder, the maintenance material or services provided are found not to conform to any Newbridge specification, Newbridge will correct or replace the defective maintenance material or repair service provided hereunder at no charge to the Customer.

8.4  WARRANTY LIMITATIONS AND EXCLUSIVITY

THE WARRANTIES SET FORTH ABOVE FOR THE PRODUCTS AND SERVICES PROVIDED HEREUNDER ARE COMPLETE AND ARE IN LIEU OF ALL OTHER
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WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY STATUTE,
USAGE, CUSTOM OF THE TRADE OR OTHERWISE. NOTWITHSTANDING ANY OTHER OR PRIOR STATEMENT, WRITTEN OR ORAL, NEWBRIDGE MAKES NO OTHER WARRANTIES REGARDING THE QUALITY OF ITS PRODUCT(S) OR THE MATERIALS AND SERVICES CONTEMPLATED HEREUNDER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEWBRIDGE EXPRESSLY DISCLAIMS WARRANTIES OR REPRESENTATIONS OF WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DURABILITY, THAT A LICENSED PROGRAM WILL MEET ALL OF CUSTOMER'S NEEDS OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE ERROR FREE.

8.5  NO HIGH RISK USE

Customer acknowledges and agrees that the Products supplied under this contract are intended for standard commercial uses and are not specifically designed, manufactured or intended for use or resale in critical applications or hazardous environments, requiring fail-safe performance and in which the failure of Products could lead directly to death, personal injury, or severe physical or environmental damage (including, without limitation, the operation or on-line control of nuclear facilities, aircraft navigation or communication systems, air traffic control systems, direct life support machines, or weapons systems). Such undertakings are considered "High Risk Activities". Suitability of Products for use in one or more High Risk Activities would require additional appropriate development and design engineering by Newbridge including but not limited to the addition of appropriate redundancy and/or contingency procedures. Newbridge and its suppliers explicitly disclaim any express or implied warranty of fitness for High Risk Activities and customer hereby agrees to release and hold Newbridge harmless from liability resulting out of or in connection with implementation of these Products in High Risk Activities.

9.   REPAIR AND RETURN PROCEDURES

Newbridge will process requests for the repair of Product according to the following policy:

1. No Product shall be returned without prior Newbridge authorization. Customer shall provide Newbridge's Service Representatives with all necessary information to allow processing of the return and issuance of a Return Authorization (RA) number.

2. Damaged, inoperative or malfunctioning Products must be returned by Customer in static protective material, securely packaged to prevent damage in transit with the RA Number written on the outside of the package, and shipped prepaid to:

          In the United States:
               Newbridge Networks Inc.
               810 Commerce Park Dr.
               Ogdensburg, NY 13669
               Attn.: Repair Services
               Phone: (315) 393-9981
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          In Europe:
               Newbridge Networks Limited
               Coldra Woods
               Chepstow Road
               Newport, Gwent
               United Kingdom, NP6 lJB
               Attention: NTAC


          In Canada, the Asia Pacific Region and the former Soviet Union:
               Newbridge Networks Corporation
               P. O. Box 13600
               600 March Road
               Kanata, Ontario
               Canada K2K2E6

3. Newbridge will either repair or, at its option, replace defective Product under warranty within fifteen (15) working days of receipt. Newbridge will return repaired Product via surface freight at Newbridge's expense. The cost of expedited freight, if provided, shall be at Customer's expense.

4. Product found to be operable after testing (e.g. no trouble found "NTF"), according to Newbridge's current manufacturing standards, shall be subject to Newbridge's then-current handling charge. (Current charges for NTF both in and out of warranty are $100.00.)

5. Repairable out-of-warranty Product will be repaired at Newbridge's then-current repair charges within fifteen (15) working days of receipt of the Product and Customer's applicable purchase order or other written authorization to repair.

6. When used and handled in accordance with the manufacturer's instructions the Hardware Product (including any laser device) is safe in normal use and transportation. Newbridge is available to answer inquiries regarding the proper use, recycling or disposal of any product or component.

10.  DAMAGES AND LIABILITY

EXCEPT FOR PERSONAL INJURY OR TANGIBLE PROPERTY DAMAGES WHICH DIRECTLY RESULTS FROM THE NEGLIGENT OR INTENTIONALLY WRONGFUL ACTS OR OMISSIONS OF EITHER PARTY;
(A) UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS OR DAMAGE TO BUSINESS OR BUSINESS RELATIONS), HOWEVER CAUSED, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY ORDER FOR PRODUCT ARISING HEREUNDER OR THE PURCHASE OR USE OF PRODUCT OR SERVICES FURNISHED BY
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NEWBRIDGE TO CUSTOMER; and (B) WITH THE EXCEPTION OF DAMAGES FOR THE BREACH OF
OBLIGATIONS FOR WILLFUL MISUSE OR MISAPPROPRIATION OF SOFTWARE AND/OR CONFIDENTIAL OR PROPRIETARY INFORMATION IN NO EVENT WILL EITHER PARTY'S TOTAL LIABILITY, IN DAMAGES OR OTHERWISE, EXCEED THE AMOUNTS ACTUALLY PAID OR OWED FOR THE PARTICULAR SERVICE OR UNIT OF PRODUCT WHICH IS THE SUBJECT OF A CLAIM OR DISPUTE. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PRODUCT OR SERVICES FURNISHED BY NEWBRIDGE MAY BE BROUGHT BY CUSTOMER MORE THAN TWO (2) YEARS AFTER THE CAUSE OF ACTION HAS ACCRUED OR SUCH SHORTER STATUTORY PERIOD AS MAY BE APPLICABLE.

11.  PATENT, COPYRIGHT AND TRADE SECRET INFRINGEMENT

1. Newbridge shall defend, indemnify and hold harmless Customer from any suitor claim which is brought against Customer alleging the use of any Newbridge Manufactured Products, in accordance with its intended purpose and Newbridge specifications, to be an infringement of any patent, copyright or trade secret and New bridge shall pay all reasonable legal costs and expenses incurred by Customer in conjunction with such an action and shall satisfy any final judgment against Customer provided, Customer notifies Newbridge promptly upon discovery of the existence or imminent pendancy of any such claim, that Newbridge shall have sole control of the defense or settlement of such actions, and that Customer provides such assistance and cooperation to Newbridge as is reasonably requested. The foregoing shall not include, and further Customer shall provide like defense and protection to Newbridge for, any alleged infringement which results from the use of Newbridge Products in combination with any item or process not supplied by Newbridge or officially approved by Newbridge for use with the Newbridge Products. For purposes herein, "Newbridge Manufactured Products" excludes third party products identified in Exhibit C as "OEM" products.

2. In the event Customer is enjoined from its use of Newbridge's Product due to a proceeding based upon infringement of any patent, copyright or trade secret, Newbridge shall, at its option:

     (1) promptly render the Product non-infringing functionally equivalent, and capable of providing services as intended, or

     (2)  procure for Customer the right to continue using the Product, or

     (3) replace the Product with a non-infringing functionally equivalent version, or

     (4) remove the Product and refund the purchase price, any applicable license fees, and transportation costs thereof, less a monthly usage fee equal to one sixtieth (1/60) of the purchase price for each month that Customer enjoyed beneficial use of the Product.

3. The foregoing constitutes the entire liability of Newbridge to Customer with respect to the infringement of patents, copyrights, and trade secrets for Product purchased or licensed pursuant to this Agreement.

12.  TRAINING

Training, customized to Customer's requirements, will be provided at Newbridge's then-prevailing rates and at Newbridge's training facility. Any costs for transportation, lodging, meals and associated expenses of Customer's trainees' shall be borne by Customer. At Customer's request, Newbridge shall provide price quotations for customized on-site training at Customer's facility.


13.  PUBLICITY

Neither party will use the name of the other in any advertising, press release, or similar public statement without the prior written consent of the other, which consent shall not be unreasonably delayed or withheld.

14.  CUSTOMER'S PROTECTION-SITE WORK

Newbridge shall take such steps as may be reasonably necessary to prevent personal injury or property damage and shall indemnify and hold Customer harmless from any loss, claim for personal injury (including death) or property damage to the extent any such claim directly results from the negligent or willful acts or omissions of Newbridge, or its employees or agents or contractors during any work hereunder that may be performed at any of Customer's sites including Customer's end user sites. Newbridge shall maintain mutually agreeable levels of insurance against general liability and property damage and such levels of Workman's Compensation or similar insurance as may be required by applicable statute and shall provide a Certificate of Insurance thereof to Customer.

15.  END USE AGREEMENT

The parties acknowledge that products and services ordered or delivered pursuant to this Agreement are for final end use by Customer and are not sold for distribution and/or resale to third parties. Customer certifies that, unless otherwise negotiated, no resale or redistribution of Newbridge products is intended or contemplated prior to end use of products by the Customer.

16.  THIRD PARTY SOFTWARE

The Products herein may include software and documentation that are owned by third parties and distributed by Newbridge under license from the owner. Newbridge represents that it has: (i) a valid license to use the third party software; (ii) no knowledge of any adverse claim of infringement relating to the third party software; and (iii) the right and authority to grant a valid sublicense to Customer to use such third party software as provided for in this Agreement.

17.  CONFIDENTIALITY

1. Either party may disclose to the other confidential and proprietary information concerning its inventions, know-how and trade secrets as may be necessary to further the performance of this Agreement ("Confidential Information"). Confidential Information will only be used by the receiving party, its Affiliates and its and their respective employees, representatives and/or agents (collectively "Receiving Party") or its employees having a need to know such information for the purposes set forth in this Agreement. Written information intended to be treated as confidential shall be marked"confidential" or "proprietary". Oral and or intangible information, subject to this Agreement shall be so identified prior to disclosure and summarized in written form and appropriately labeled as proprietary or confidential within fifteen (15) days of disclosure. All such Confidential Information, disclosed hereunder whether knowingly or otherwise shall remain the sole property of the party disclosing the same, and the Receiving Party shall have no interest in or rights with respect thereto except as set forth herein.

2. Each Receiving Party who obtains access to Confidential Information of the other agrees to maintain all such Confidential Information in strict confidence and to use at least the same measures to protect such Confidential Information as it uses to protect its own Confidential Information, and further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such information during the Term of this Agreement any extensions, and for three (3) years thereafter.

3. The obligation to protect Confidential Information as set forth in this Agreement shall not apply to any Confidential Information that:

     (1) was already known to the Receiving Party at the time of disclosure under this Agreement;
     (2) was known or was generally available to the public at the time of disclosure hereunder;
     (3) becomes known or generally available to the public (other than by act of the Receiving Party) subsequent to its disclosure hereunder;
     (4) is disclosed or made available in writing to the Receiving Party by a third party having an apparent bona fide right to do so;
     (5) is independently developed by the Receiving Party without the use of the proprietary information; or
     (6)  is required by law to be released.

4. All Confidential Information provided by disclosing party to the Receiving Party is expressly provided for the purpose of this Agreement only and cannot be used for any other purpose, and must be returned to disclosing party or destroyed upon termination of this Agreement. All copying of any documentation provided by the disclosing party to the Receiving Party must include copyright notices.

18.  AFFILIATES

Exhibit A provides a list of International Exchange Networks, Ltd.'s affiliates. International Exchange Networks, Ltd. may amend Exhibit A from time to time as needed. Such affiliates listed in Exhibit A shall have the right to order Products subject to the provisions of Article 3(A) herein. International Exchange Networks, Ltd. represents and warrants that is has the authority to execute this Agreement on behalf of its affiliates listed on Exhibit A and that such affiliates will be bound by the terms and conditions of this Agreement.

19.  DISPUTES RESOLUTION PROCEDURE

1. The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or any amendments thereto ("Claim") promptly by negotiation between senior executives of the parties who have authority to settle the Claim. The disputing party ("Claimant") shall give the other party written notice of the Claim and its request for negotiation ("Notice"). Within ten (10) days after receipt of the Notice, the receiving party shall submit to the other a written response. The Notice and the response shall include (a) a statement of each party's position and a brief summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within thirty (30) days from the date of the Notice and thereafter as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Claim.

2. If the Claim has not been resolved within forty five (45) days of the Notice, or if the party receiving the Notice will not meet within thirty days of the Notice, either party may initiate mediation of the Claim in accordance with the Center for Public Resources Model ADR Procedures and Practices or such other procedures mutually agreed upon by the parties. The mediation proceeding shall be conducted before a mediator from the Center for Dispute Settlement in Washington, D.C. who is mutually acceptable to the parties. The mediator's compensation and expenses shall be shared equally by the parties. The parties agree that the mediation shall take place in Baltimore, Maryland unless the parties mutually agree to hold the mediation in another location. If the matter is not resolved within sixty
     (60) days of the initiation of such mediation procedure, either party is free to commence legal action in accordance with this Agreement.

20.  GENERAL PROVISIONS

1. This Agreement shall be interpreted and governed exclusively by the laws of the Commonwealth of Virginia and the United States of America, excluding conflict of law rules and principles. Any action or proceeding for relief initiated by the parties shall be filed in the United States District Court for the District of Maryland in Baltimore, Maryland, and if that court does not have jurisdiction, in the courts of the State of Maryland in the City of Baltimore, provided that the foregoing submissions to jurisdiction shall not limit the availability of any other forum with respect to any suit in rem or otherwise for the enforcement of any judgment. Newbridge and Customer, to the extent permitted by law irrevocably; (1) waive and agree not to assert by way of motion, as a defense or otherwise, any right, claim or power under the doctrine of forum non conveniens to transfer any such action filed by any party to any other court; (2) waive the right to object that such courts lack personal jurisdiction over the parties or that venue is not proper in said court(s); and (3) waive any right to a jury trial with respect to such action or proceeding.

2. The provisions Of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unenforceable by any court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

3. This Agreement shall not be amended or modified except by a writing duly executed by the authorized representatives of Newbridge and Customer. No course of dealing or usage of trade by or between the parties shall be deemed to cause or constitute any amendment or modification of the terms hereof.

4. All headings and captions employed herein are for convenience and ease of reference only and are not to be considered in the construction or interpretation of any provision of this Agreement. Any notice required to be sent or given to Newbridge or Customer shall be sent via US mail or overnight carrier to the address shown below; notices may be sent via facsimile if followed by an original copy, sent via US mail or overnight carrier.

5. Any notice required to be sent or given to Newbridge or Customer shall be sent via US mail or overnight carrier to the address shown below; notices may be sent via facsimile if followed by an original copy, sent via US mail or overnight carrier.

               To Newbridge:  Newbridge Networks Inc.
                              593 Herndon Parkway
                              Herndon, VA 22070-5421
                              Attention: Contracts and Administration

               To Customer:   International Exchange Networks Ltd.
                              Wall Street Plaza, 88 Pine St. 15 Floor
                              New York, New York 1005
                              Attention:      Contracts Manager

6. Any consent by either party to, or waiver of any breach by the other, whether express or implied, shall not constitute a consent to, or waiver of any other, different or subsequent breach.

7. Newbridge, and Customer agree to cooperate fully and in good faith in order to achieve the purposes of this Agreement. If a problem should arise, the parties shall immediately discuss the issue, ascertain the facts, and work together to arrive at an equitable and mutually acceptable solution.

8. This Agreement may not be assigned by either party without the prior written consent of the other.

9. This Agreement, together with its Exhibits, constitutes the entire agreement between Newbridge, and Customer with respect to its subject matter; all prior agreements, representations, statements, negotiations or undertakings, whether oral or written, are specifically superseded hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives identified below.

NEWBRIDGE NETWORKS INC.         INTERNATIONAL EXCHANGE NETWORKS, LTD.

By:____________________________        By:______________________________

Name:__________________________        Name:____________________________

Title:_________________________        Title:___________________________

Date:__________________________        Date:____________________________

                                   Exhibit B

                           END USER SOFTWARE LICENSE

1.   LICENSE

1.1 All software provided to Customer shall be licensed subject to the terms and conditions of this Agreement and, as applicable, the terms set forth in Newbridge's or the third party "shrink-wrapped" license packed with the software. Newbridge grants to Customer and Customer accepts a non-exclusive, non-transferable license to use any software and related documentation provided by Newbridge pursuant to this Agreement ("Licensed Software") for Customer's own internal use, solely in conjunction with hardware supplied or approved by Newbridge. In case of equipment failure, Customer may use the Licensed Software on a back-up system, but only for such limited time as is reasonably required to rectify the failure.

1.2 Customer acknowledges that Newbridge may have encoded within the Licensed Software an "application key", establishing the usage and functionality (e.g., the number of equivalent nodes and workstations or other features) of the software as it has been licensed to the Customer. The usage or functionality of such Licensed Software may be expanded only upon payment to Newbridge of an applicable upgrade fee. The above referenced application key shall be conveyed to Customer upon installation of the Licensed Software or upgrade.

2.   PROTECTION AND SECURITY OF LICENSED SOFTWARE

2.1 Customer acknowledges and agrees that the Licensed Software contains proprietary and confidential information of Newbridge and its third party suppliers and agrees to keep such information confidential. Customer agrees not to allow access to the Licensed Software except by its employees having a need for such access, in keeping with its intended use as set forth herein. Such employees shall have been advised of the confidential and proprietary nature of information contained in the Licensed Software and shall have agreed to protect same.

2.2 All right, title and interest in and to the Licensed Software, other than that expressly granted to Customer herein, shall remain vested in Newbridge or its third party suppliers. Customer shall not, and shall not permit others to: copy, translate, modify, create derivative works from, reverse engineer, decompile, encumber or otherwise use the Licensed Software, except as is specifically authorized under this Agreement. All appropriate copyright and other proprietary notices and legends shall be retained on all Licensed Software supplied by Newbridge, and Customer shall maintain and reproduce such notices on any full or partial copies made.

3.   TERM

3.1 The license shall become effective upon delivery of the Licensed Software to Customer.

3.2  Newbridge may terminate this Agreement and/or any license issued hereunder:
(a) upon written notice to Customer if any amount payable to Newbridge is not paid within thirty (30) days of the date on which payment is due; (b) if Customer becomes bankrupt, makes an assignment for the benefit of its creditors, or if its assets vest or become subject to the rights of any trustee, receiver or other administrator; (c) if bankruptcy, reorganization or insolvency proceedings are instituted against Customer and not dismissed within 15 days; or (d) if Customer breaches a material provision of this Agreement and such breach cannot be rectified or is not rectified within 30 days of receipt of written notice of the breach from Newbridge.

3.3 Upon termination of any license, Customer shall return or destroy all copies of the respective Licensed Software. All obligations of Customer arising prior to termination, and those obligations relating to confidentiality and non-use, shall survive termination of this Agreement or of the license.

4.   SUPPORT AND UPGRADES

Customer shall receive software support and upgrades for the Licensed Software only to the extent provided for in the applicable Newbridge software support program then currently in effect, and upon payment of any applicable fees.

5.   CHARGES

Upon shipment of the Licensed Software, Newbridge will invoice Customer for all fees, and any taxes, duties and other charges. Customer will be invoiced for any increased usage and functionality upon issuance by Newbridge of a new software application key. All amounts shall be due and payable within thirty (30) days of receipt of invoice. Interest may, at Newbridge's discretion, be charged on the balance of any overdue amount at a level not to exceed the lesser of 1 1/2 per month (19.6% per annum) or highest rate allowed by law.

6.   WARRANTIES

6.1 Newbridge warrants for a period of 90 days from the date of shipment that the Licensed Software as originally shipped to Customer, when used in accordance with the user manual supplied with the Licensed Software, will operate substantially in accordance with applicable functional descriptions set forth in such manual. Newbridge's sole liability and Customer's sole remedy pursuant to this warranty shall be Newbridge's good faith efforts to rectify the nonconformity or, if after repeated efforts Newbridge is unable to rectify the non-conformity, Newbridge shall accept return of the Licensed Software and shall refund to Customer all amounts paid to Newbridge in respect thereof. This warranty is available only once in respect of any Licensed Software, and is not renewed by the payment of fees for additional equivalent nodes or other increased or enhanced use.

6.2 NEWBRIDGE EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OR REPRESENTATIONS OF WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DURABILITY, OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE ERROR FREE.

6.3 Customer acknowledges and agrees that the Licensed Software supplied under this contract are intended for standard commercial uses and are not specifically designed, manufactured or intended for use or resale in critical applications or hazardous environments requiring fail-safe performance and in which the failure of Licensed Software could lead directly to death, personal injury, or severe physical or environmental damage (including, without limitation, the operation or on-line control of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines, or weapons systems). Such undertakings are considered High Risk Activities". Suitability of Licensed Software for use in one or more High Risk Activities would require additional appropriate development and design engineering by Newbridge including but not limited to the addition of appropriate redundancy and/or contingency procedures. Newbridge and its suppliers explicitly disclaim any express or implied warranty of fitness for High Risk Activities and customer hereby agrees to release and hold Newbridge harmless from liability resulting out of or in connection with implementation of these Licensed Software in High Risk Activities.

7.   LIMITATION OF LIABILITY

The respective liabilities of the parties with respect to Licensed Software shall be as described in Article 10 of the International Purchase and License Agreement herein.

8.   GENERAL

8.1 Under no circumstances shall either party be liable to the other for any failure to perform its obligations (other than the payment of any monies owing) where such failure results from causes beyond that party's reasonable control.

8.2 This Agreement constitutes the entire agreement between Newbridge and Customer with respect to the subject matter referenced and supersedes all prior oral and written communications. No alteration or amendment to this Agreement shall be valid unless the same shall be in writing and signed by authorized representatives of both parties.

8.3 If any provision of this Agreement is held to be invalid, illegal or unenforceable, it shall be deemed severed and the remaining provisions shall continue in full force and effect.

8.4 The Licensed Software may contain freeware or shareware obtained by Newbridge from one or more third party source(s). No license fee has been paid by Newbridge for the inclusion of any such freeware or shareware, and no license fee is charged to Customer for its use. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE THIRD PARTY SOURCE(S) PROVIDE(S) NO WARRANTIES AND SHALL HAVE NO LIABILITY WHATSOEVER IN RESPECT OF CUSTOMER'S POSSESSION AND/OR USE OF THE FREEWARE OR SHAREWARE.

8.5 Newbridge shall have the right, at its own expense and upon reasonable written notice to Customer, to periodically inspect Customer's promises and such documents as it may reasonably require, for the exclusive purpose of verifying Customer's compliance with its obligations under this Agreement.

8.6 Any notice provided hereunder shall be sent to the party's respective address listed above, or to any other such address as may be specified from time to time. Notices shall be deemed to have been received five days after deposit with a post office when sent by registered or certified mail, postage prepaid and receipt requested.

8.7 If the Licensed Software is being acquired by or on behalf of any unit or agency of the United States Government, the following provision shall apply: If the Licensed Software is supplied to the Department of Defense, it shall be classified as "Commercial Computer Software" and the United States Government is acquiring only the rights specified in this License Agreement as defined in DFARS 227.7202-1 (a) and 227.7203-3(a). If the Licensed Software is supplied to any other unit or agency of the United States Government, rights will be defined in Clause 52.227-19(c)(2) of the FAR, or if acquired by NASA, Clause 18-52.227-86(d) of the NASA Supplement to the FAR.

8.8 Newbridge acknowledges that Customer and/or Customer's affiliates shall be entitled to use the Licensed Program with the appropriate hardware outside of the United States, in accordance with the provisions of section 1.1 of this Exhibit B. Customer will indemnify Newbridge from and against all costs, losses, and damages that arise as a result of willfull or negligent misuse of the Licensed Programs outside of the United States in violation of this Agreement, including without limitation those from a willful breach of the provisions of
Section 2 hereof, Protection and Security requirements of the Licensed Programs while such Licensed Programs are in use outside the United States. In particular, without limiting the generality of the foregoing, Customer hereby agrees that it will not directly or indirectly, export, re-export or transship the Licensed Programs or such other information, media or products in violation of or otherwise in contravention of the export laws, rules and regulations of the United States or any Country where Newbridge provides written approval to use the Licensed Programs.

8.9 No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have provided such waiver or consent. No waiver by either party of any right, failure to perform or of any breach by the other party hereunder, shall be deemed to be a waiver of any other right hereunder or of any other breach or failure by such other party, whether of a similar nature or otherwise.

8.10 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The application of the United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded.